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                                                                     Exhibit 2.1

                         UNITED STATES BANKRUPTCY COURT

                         EASTERN DISTRICT OF LOUISIANA


IN RE:                                *   NO. 99-14319

FORMAN PETROLEUM CORPORATION          *   VOLUNTARY
                                          CHAPTER 11
DEBTOR                                *

*   *    *    *    *    *    *    *   *   SECTION "B"

                    FINDINGS OF FACT AND CONCLUSIONS OF LAW
                  AND ORDER CONFIRMING PLAN OF REORGANIZATION

     On December 29, 1999, this Bankruptcy Court (the "Court") conducted a hearing (the "Confirmation Hearing") to consider confirmation of the Second Amended Joint Plan of Reorganization, dated November 22, 1999 (the "Original Plan"), as immaterially modified on December 29, 1999 (the "Modifications," together with the Original Plan, the "Plan"), proposed by Forman Petroleum Corporation ("Forman" or the "Debtor") and the Noteholder Plan Proponents./1/ After considering the evidence presented by the Debtor, the representations of counsel for the Debtor and other parties-in-interest, no objections to the Plan having been filed by any party in interest, and after reviewing the Plan and other pleadings on file, this Court finds and concludes as follows:


     1. Jurisdiction.  This is a core proceeding within the meaning of 28 U.S.C.


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/1/    Capitalized terms used herein, if not defined herein, have the defined meanings set forth in the Plan.
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(S) 157(b)(2)(L). This matter arises under Title 11 of the United States Code,
11 U.S.C. (S) 101 et seq., and jurisdiction is vested in this Court to enter a Final Order by virtue of 28 U.S.C. (S) 1334 (a) and (b), and 28 U.S.C. (S)(S) 151, 157(a) and (b)(1). These findings of fact and conclusions of law are being entered under Bankruptcy Rules 7052 and 9014.

     2. The Plan Complies with the Applicable Provisions of the Bankruptcy Code (Section 1129(a)(1)):

     a) The Debtor is a corporation organized under the laws of the State of Louisiana and is eligible to be a debtor under Section 109 of the Bankruptcy Code.

     b) On August 6, 1999, the Debtor filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code pursuant to 11 U.S.C. (S) 301.

     c) The Debtor and the Noteholder Plan Proponents (collectively, the "Proponents") are proper proponents of a plan in this Chapter 11 Case pursuant to Section 1121(c) of the Bankruptcy Code.

     d) On November 30, 1999, and December 1, 1999, the Debtor caused the Disclosure Statement for the Second Amended Joint Plan of Reorganization of the Debtor and the Noteholder Plan Proponents (the "Disclosure Statement") to be mailed to all parties required by this Court's Order, dated November 22, 1999, advising such parties of, among other things, the time and place of the Confirmation Hearing and the procedures for objecting to, and voting for, the Plan.

     e) All appropriate governmental units (as defined in Section 101 of the Bankruptcy Code) have been given adequate notice of the Confirmation Hearing.

     f) Any party-in-interest entitled to receive notice of the Confirmation Hearing has

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been given adequate notice of the Confirmation Hearing.

     g)   All parties-in-interest and all governmental units (as defined in
Section 101 of the Bankruptcy Code) had an adequate opportunity to appear and be heard at the Confirmation Hearing.

     h)   The Plan complies with Bankruptcy Rule 3016.

     3. Proper Classification (Sections 1122 and 1123(a)(1)): The classification of Claims, Preferred Stock Interests and Common Stock Interests under the Plan complies with Sections 1122 and 1123(a)(1) of the Bankruptcy Code. Each Claim, Preferred Stock Interest and Common Stock Interest placed in a particular Class pursuant to the Plan is substantially similar to the other Claims, Preferred Stock Interest or Common Stock Interests, as the case may be, in such Class.

     4. Unimpaired Classes (Section 1123(a)(2)): Claims classified in Classes 1, 4-A, 4-B and 5 are not impaired under the Plan, and the Plan so specifies.

     5. Treatment of Impaired Classes (Section 1123(a)(3)): Claims, Preferred Stock Interests and Common Stock Interests classified in Classes 2, 3-A, 3-B, 3-C, 3-D, 6, 7, 8, 9-A, 9-B, 10-A, 10-B, 10-C and 11 are impaired under the
Plan, and the Plan so specifies.

     6. No Discrimination (Section 1123(a)(4)): The Plan provides for the same treatment of each Claim, Preferred Stock Interests or Common Stock Interests in a particular Class, unless a Holder of a Claim, Preferred Stock Interest or Common Stock Interest therein has agreed to a less favorable treatment.

     7. Implementation of the Plan (Section 1123(a)(5)): The Plan provides adequate means for the Plan's implementation, as set forth in Article VIII of the Plan.

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     8.   Debtor's Charter Provisions (Section 1123(a)(6)):   The Plan provides
for the inclusion in the charter of the Debtor of a provision that prohibits the issuance of nonvoting equity securities. The Plan further satisfies all requirements of Section 1123(a)(6) of the Bankruptcy Code.

     9. Selection of Directors (Section 1123(a)(7)): The Plan contains only provisions that are consistent with the interests of Holders of Claims, Preferred Stock Interests and Common Stock Interests and with public policy with respect to the manner of selection of directors for the Reorganized Debtor, and any of their successors.

     10. Executory Contracts and Unexpired Leases (Section 1123(b)(2)): The Plan provides that all executory contracts and leases that exist between the Debtor and any person will be deemed assumed by the Debtor or Reorganized Debtor as of the Effective Date, except for any executory contract or unexpired lease
(i) which has been rejected pursuant to any order of the Bankruptcy Court entered before the Confirmation Date, or (ii) which is the subject of a motion for authority to reject that has been filed and served before the Confirmation Date. The Debtor has provided adequate assurance of future performance under each such executory contract and unexpired lease assumed in accordance with the Plan.

     11.  The Debtor Has Complied With the Bankruptcy Code (Section 1129(a)(2)):
The Debtor has complied with the applicable provisions of the Bankruptcy Code. The solicitation of acceptances and rejections from Holders of impaired Claims, Preferred Stock Interests and Common Stock Interests has been in compliance with applicable provisions of the Bankruptcy Code and Bankruptcy Rules, including, without limitation, Sections 1125 and 1126 of the Bankruptcy Code. The modifications to the Plan set forth in the Modifications satisfy, and the

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Proponents have satisfied, Section 1127 of the Bankruptcy Code.

     12. Plan Proposed in Good Faith (Section 1129(a)(3)): The Plan has been proposed in good faith and not by any means forbidden by law. The Plan has been proposed for valid business purposes, to satisfy substantial obligations of the Debtor and to provide relief under Chapter 11 to the Debtor, as well as the Holders of Claims, Preferred Stock Interests and Common Stock Interests.

     13. Payments of Costs and Expenses (Section 1129(a)(4)): Any payment made or to be made pursuant to the Plan for services or costs and expenses incurred in or in connection with the Debtor's Chapter 11 Case has been approved by, or will be subject to the approval of, the Court, in accordance with the requirements of the Bankruptcy Code.

     14. Directors and Officers (Section 1129(a)(5)): The Debtor has disclosed the identity of the proposed directors of the Reorganized Debtor and the identity and compensation of the proposed officers of the Reorganized Debtor as required by Section 1129(a)(5) of the Bankruptcy Code. The appointment of these proposed directors, pursuant to the terms disclosed by the Debtor, is consistent with the interests of Holders of Claims, Preferred Stock Interests and Common Stock Interests and with public policy.

     15. No Rate Change (Section 1129(a)(6)): No rate changes are provided for in the Plan that would require governmental regulatory commission approval.

     16. Best Interests of Creditors (Section 1129(a)(7)): With respect to each impaired Class of Claims, Preferred Stock Interests or Common Stock Interests, each Holder will receive or retain under the Plan on account of such Claim, Preferred Stock Interest or Common Stock Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount

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that such Holder would so receive or retain if the Debtor were liquidated under
Chapter 7 of the Bankruptcy Code on the Effective Date of the Plan.

     17.  Plan Acceptance (Section 1129(a)(8)):   Allowed Claims in Classes 1,
4-A, 4-B and 5 are not impaired within the meaning of Section 1124 of the Bankruptcy Code, and the Holders of such Claims are conclusively presumed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code. Claims, Preferred Stock Interests and Common Stock Interests in Classes 2, 3-A, 3-B, 3-C, 3-D, 6, 7, 8, 9-B, 10-A, 10-B and 10-C, each of which is impaired under the Plan, have voted to accept the Plan. The only Class that voted to reject the Plan is Class 9-A, the Holders of Loan Warrants. Class 11, the Holders of Common Stock Interests, are deemed to have rejected the Plan.

     18.  Plan Treatment of Administrative Expense Claims and Priority Tax
Claims (Section 1129(a)(9)):    Except to the extent that the Holder of a
particular Claim has agreed to a different treatment of such Claim, the Plan provides that each Holder of a Claim of a kind specified in Sections 507(a)(1) through 507(a)(8) of the Bankruptcy Code, will receive on account of such Claim Cash in accordance with Section 1129(a)(9) of the Bankruptcy Code.

     19.  At Least One Impaired Class Accepted the Plan (Section 1129(a)(10)):
Classes 2, 3-A, 3-B, 3-C, 3-D, 6, 7, 8, 9-B and 10, each an impaired Class under the Plan, have accepted the Plan. Classes 2, 6 and 7 include no insider of the Debtor.

     20. Feasibility (Section 1129(a)(11)): Sufficient funds are to be made available to make the distributions required by the Plan as described in Articles IV and VIII of the Plan. Confirmation of the Plan is not likely to be followed by the need for further financial reorganization or liquidation of any of the Debtor.

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     21.  United States Trustee Fees (Section 1129(a)(12)):  All fees due and payable under 28 U.S.C. (S) 1930 will be paid by the Debtor in accordance with
Section 11.7 of the Plan.

     22.  Retiree Benefits (Section 1129(a)(13)):   Pursuant to Section 6.3 of
the Plan, the Plan provides for the continuation after the Effective Date of payments of all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or
(g) of Section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period that the Debtor obligated itself to provide such benefits.

     23.  Cramdown (Section 1129(b)):

          a) All applicable requirements of Section 1129(a) of the Bankruptcy Code, other than those of subsection 1129(a)(8), have been met with respect to the Plan.
          b)   The Plan does not discriminate unfairly.

          c) The only Classes that rejected or are deemed to have rejected the Plan are Class 9-A (the Holders of Loan Warrants) and Class 11 (the Holder of Common Stock Interests). There are no Interests junior to the Interest of these Classes.

     24. Transfer Instrument. The making and delivery of the Plan Documents or any other related instruments contemplated under the Plan constitutes "the making or delivery of an instrument of transfer under a plan confirmed under
Section 1129" within the meaning of Section 1146(c) of the Bankruptcy Code.

     25. Transfer or Exchange of Security. The transfer or exchange of a security pursuant to the Plan or this Confirmation Order constitutes
"[t]he . . . transfer, or exchange of a security . . . under a plan confirmed under Section 1129" within the meaning of Section 1146(c)

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of the Bankruptcy Code.

     26. The Record Date shall be January 5, 2000, which is the close of business five days after December 29, 1999.

     27.  Class 7 Elections.   The Plan provides that the Holders of General
Unsecured Claims (Class 7) may make three different elections for treatment. Ridgeland Minerals, L.L.C. and Levert Minerals, L.L.C. are the only Holders of Claims that made the election to receive 50% payment in accordance with Section 4.7(b)(iii) of the Plan (the "50% Option"). Baker Oil Tools, a division of Baker Hughes Oilfield Operations, Inc., is the only Holder of a Claim that made the election to receive $30,000 as a Class 6 Convenience Claim in accordance with Sections 4.6 and 4.7(b)(i) of the Plan. Each of the remaining Holders of Claims in Class 7 have elected payment in full, over three years with 8 percent interest, in accordance with Section 4.7(b)(ii) of the Plan. The deadline for making elections under Section 4.7 of the Plan has expired.

     Finding that the Plan is confirmable for all of the foregoing reasons, and based upon the foregoing findings of fact and conclusions of law, which are fully incorporated by reference into this Confirmation Order below,

     IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

     (A) Confirmation.  The Plan is hereby confirmed.

     (B) Binding Plan and Order. The provisions of the Plan and this Confirmation Order are made binding upon the Debtor, the Reorganized Debtor and all other Holders of Claims, Preferred Stock Interests or Common Stock Interests, whether or not such Claims, Preferred Stock Interests or Common Stock Interests are impaired under the Plan and whether or not such Holders filed, or are deemed to have filed, a proof of Claim or proof of interest or have accepted

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the Plan.  Except as otherwise may be set forth in the Plan, all persons and entities that are the Holders of Claims, Preferred Stock Interests or Common Stock Interests, and their respective servants, agents, employees, officers, directors, partners, successors and assigns are hereby enjoined and restrained from commencing or continuing any suit, action or proceeding or otherwise attempting to obtain possession of, or interfering with the Reorganized Debtor's possession or distribution of, all property of the estates of the Reorganized Debtor and all proceeds thereof, so as to enable the Reorganized Debtor to implement, effectuate and carry out all of the provisions of the Plan.

     (C) Obligations Under Plan. Nothing in this Confirmation Order or the Plan shall operate as a discharge of the Debtor from Claims, obligations or liabilities to be paid or performed under or pursuant to the Plan.

     (D) The rights afforded in the Plan and the treatment of all Claims, Preferred Stock Interests and Common Stock Interests in the Plan will be in exchange for and in complete satisfaction, discharge, and release of Claims, Preferred Stock Interests and Common Stock Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtor and the Debtor-in-Possession, or any of its assets or properties. Except as otherwise provided herein, on the Effective Date, (a) all such Claims against and Preferred Stock Interests and Common Stock Interests will be satisfied, discharged, and released in full, and (b) all such Holders will be precluded from asserting against the Debtor or Reorganized Debtor, their successors, or its assets or properties, or the Indenture Trustee, any other or further Claims, Preferred Stock Interests or Common Stock Interests based upon any act or omission, transaction or other activity of any kind or nature.

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     (E) Except as otherwise expressly provided in the Plan or the Confirmation
Order, on the Effective Date, all entities who have held, hold or may hold Claims against, Preferred or Common Stock Interests in the Debtor, or the Senior Notes, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim, Preferred Stock Interest or Common Stock Interest or Senior Note, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtor or Reorganized Debtor for or on account of any such Claim, Preferred Stock Interest or Common Stock Interest or Senior Note, (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtor or Reorganized Debtor for or against the property or interests in property of the Debtor or Reorganized Debtor for or on account of any such Claim, Preferred Stock Interest or Common Stock Interest or Senior Note, and (d) asserting any right of set off, subrogation or recoupment of any kind against any obligation due from the Debtor or Reorganized Debtor for or against the property or interests in property of the Debtor on account of any such Claim, Preferred Stock Interest or Common Stock Interest or Senior Note. Such injunction will extend to successors of the Debtor, Reorganized Debtor, and Indenture Trustee, as well as their respective properties and interests in property.

     (F) On the Effective Date, the Debtor and Reorganized Debtor, as well as its present or former directors, officers, agents and employees, will be deemed to have released and will be permanently enjoined from any prosecution or attempted prosecution of any and all Causes of Action which it has, may have or claims to have against Jefferies, as well as its present or former directors, officers, agents and employees, including but not limited to any Causes of Action that

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were or could have been asserted in the Jefferies Litigation. Except as otherwise provided herein in Section 4.2 of the Plan, on the Effective Date, Jefferies will be deemed to have released and will be permanently enjoined from any prosecution or attempted prosecution of any and all Causes of Action which it has, may have or claim to have against the Debtor and Reorganized Debtor, as well as the present or former directors, officers, agents or employees of the Debtor or Reorganized Debtor, including but not limited to any Causes of Action that were or could have been asserted in the Jefferies Litigation. The Jefferies Litigation will be dismissed, with prejudice, on the Effective Date, each party to pay its own costs.

     (G) On the Effective Date, except as otherwise provided in Article IV of the Plan, all Holders of Claims, Preferred Stock Interests or Common Stock Interests who voted to accept the Plan will be deemed to have released and will be permanently enjoined from any prosecution or attempted prosecution of any and all Causes of Action, whether or not derivative from or through the Debtor or Reorganized Debtor, as well as the present or former directors, officers, agents or employees of the Debtor or Reorganized Debtor, which such Holder either individually or collectively with other persons or entities has, may have or claims to have against Jefferies, the Debtor, the Reorganized Debtor, or their respective present or former directors, officers, agents or employees.

     (H) Upon distribution of the New Common Stock to the Holders of the Senior Notes, the Indenture Trustee will be released from any and all claims of any Holder of any Claim, the Debtor and Reorganized Debtor that are related in any manner to the Senior Notes or the Indenture and the Holder of any Claim, the Debtor and Reorganized Debtor will be released from any and all claims of the Indenture Trustee except for costs and expenses for services rendered

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pursuant to the Indenture. Such Holders, the Debtor and Reorganized Debtor and
the Indenture Trustee will be permanently enjoined from any prosecution or attempted prosecution of any and all claims that are released hereunder.

     (I) Ridgeland Minerals, L.L.C. and Levert Minerals, L.L.C. are the only Holders of Claims that, if Allowed, would be entitled to treatment in Class 7,
Section 4.7 of the Plan, and that elected the 50% Option. Baker Oil Tools, a division of Baker Hughes Oilfield Operations, Inc., is the only Holder of a Claim that made the election to receive $30,000 as a Class 6 Convenience Claim in accordance with Sections 4.6 and 4.7(b)(i) of the Plan. Each of the remaining Holders of Claims in Class 7 have elected payment in full, over three years with 8 percent interest, in accordance with Section 4.7(b)(ii) of the Plan.

     (J) Reporting Requirement. Within six months of the Confirmation Date, the Reorganized Debtor will file with the Clerk of this Court a narrative report that summarizes the status of the implementation of the Plan. Thereafter, such narrative reports will be filed on an annual basis until a Motion for Final Decree is filed herein.

     New Orleans, Louisiana, this 29th day of December, 1999.

                                                  ______________________________
                                                  UNITED STATES BANKRUPTCY JUDGE

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